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Exhibit (a)(1)(A)

MIPS TECHNOLOGIES, INC.
1225 CHARLESTON ROAD
MOUNTAIN VIEW, CA 94043
(650) 567-5000

OFFER TO EXCHANGE
OUTSTANDING OPTIONS
TO PURCHASE CLASS A COMMON STOCK
OCTOBER 18, 2001

MIPS TECHNOLOGIES, INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS

THE OFFER EXPIRES AT 5:00 P.M., PACIFIC STANDARD TIME,
ON NOVEMBER 15, 2001, UNLESS THE OFFER IS EXTENDED

    MIPS Technologies, Inc. ("MIPS" or the "Company") is offering eligible participants the opportunity to exchange all outstanding stock options to purchase shares of our Class A Common Stock (the "Eligible Options") for replacement options to purchase shares of our Class A Common Stock (the "Replacement Options"). If you wish to accept this offer, you must exchange all of your Eligible Options that we granted to you on or after April 11, 2001.

    We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and in the attached Summary of Terms (which together, as they may be amended from time to time, constitute the "Offer"). This Offer is not conditioned upon a minimum number of options being exchanged, although if you elect to participate, you will be required to exchange all options granted to you since April 11, 2001. This Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

    ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

    Shares of our Class A Common Stock ("Common Stock") are quoted on the Nasdaq National Market under the symbol "MIPS." On October 15, 2001, the closing price of our Common Stock as reported on the Nasdaq National Market was $7.60 per share. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

    You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of the Offer to Exchange or related documents to Human Resources, Attention Trish Leeper, via email at trish@mips.com or by telephone at (650) 567-5075

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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IMPORTANT

    Regardless of whether you accept or reject this Offer, you must complete and sign the Election Form and return it to Human Resources at MIPS before 5:00 p.m., Pacific Standard Time, on November 15, 2001 (or a later expiration date if MIPS extends the Offer). You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be cancelled automatically if MIPS accepts your Eligible Options for exchange. However, you will be required to return your stock option agreements upon MIPS' request.

    We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from MIPS is limited to this document and the attached Summary of Terms.

    WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON THE COMPANY'S BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY OF TERMS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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SUMMARY OF TERMS

    The following is a summary of terms about the Offer presented in a question and answer format. We urge you to read carefully the remainder of the Offer and the accompanying documents because the information in this summary is not complete. We have included references to the relevant sections of this Offer where you can find a more complete description of the topics in this Summary of Terms.

Q1. WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

    We are offering to exchange all stock options (the "Eligible Options") that are currently outstanding under our 1998 Long-Term Incentive Plan (the "1998 Plan") that are held by employees of the Company (each an "Eligible Participant"). If you wish to accept this Offer with respect to any Eligible Options, you must exchange all of your Eligible Options granted on or after April 11, 2001, but may exchange all or none of the Eligible Options granted before April 11, 2001.

Q2. WHY ARE WE MAKING THE OFFER?

    A cornerstone of our success has been retention and motivation of our employees. Accordingly, since many of our outstanding options have exercise prices that are significantly higher than the current market price of our Common Stock, we felt it appropriate to offer this exchange program.

Q3. ARE THERE CONDITIONS TO THE OFFER?

    The Offer is subject to a number of conditions, including the conditions described in Section 6 of the Offer. However, the Offer is not conditioned on a minimum number of optionholders accepting the Offer or a minimum number of options being exchanged, although if you elect to participate, you will be required to exchange all Eligible Options granted to you since April 11, 2001.

Q4. WHO CAN PARTICIPATE IN THE EXCHANGE?

    You can elect to surrender for cancellation any Eligible Options if you are an Eligible Participant on November 15, 2001. Termination of your employment with the Company on or before November 15, 2001 will automatically revoke any election that you make to participate in this program.

Q5. HOW MANY OPTION SHARES WILL I RECEIVE IN EXCHANGE FOR THE OPTION SHARES I ELECT TO EXCHANGE?

    For those employees who elect to participate in the Offer, on or after May 17, 2002 (or a later date if MIPS extends the Offer), but, in any event, within two weeks after May 17, 2002 or said later date, the Company will grant you a Replacement Option equal to the number of shares subject to your Eligible Options that were cancelled (so long as your employment with the Company continues through that date). The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between November 15, 2001 (or a later expiration date if MIPS extends the Offer) and the date the Replacement Options are granted.

Q6. WHAT HAPPENS IF I ACCEPT THE OFFER AND TENDER ONE OR MORE OF MY ELIGIBLE OPTIONS BUT I AM NO LONGER EMPLOYED BY THE COMPANY ON THE GRANT DATE OF THE REPLACEMENT OPTIONS?

    If you accept the Offer to exchange any of your Eligible Options and are subsequently, for any reason, no longer employed by us on the grant date for the Replacement Options, you will not receive any Replacement Options for your Eligible Options that have been cancelled. Participation in the Offer does not confer upon you the right to remain employed by us.

Q7. IF I AM A FRENCH EMPLOYEE SUBJECT TO THE FRENCH SUB-PLAN UNDER THE 1998 PLAN, AM I SUBJECT TO THE SAME TERMS AS DESCRIBED IN THIS OFFER?

    If you are a French employee subject to the French Sub-Plan under the 1998 Plan, you are subject to the terms of this Offer as modified in Appendix A.

Q8. WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

    The Replacement Options will be granted on or shortly after May 17, 2002 (or a later date if MIPS extends the Offer) but, in any event, within two weeks after May 17, 2002 or said later date. We expect the stock option agreements to be distributed within two weeks from the date of grant. Moreover, if you accept the Offer and exchange all or part of your Eligible Options, we cannot for accounting reasons grant you any additional stock options until, at the earliest, May 17, 2002. (Section 5 of the Offer)

Q9. WHAT WILL BE THE EXERCISE PRICE OF THE REPLACEMENT OPTIONS?

    The Replacement Options will have an exercise price equal to the closing price of the Company's Common Stock as reported on the Nasdaq National Market on the date of grant or, in the case of executive officers listed on Schedule A, the higher of the closing price of the Company's Common Stock as reported on Nasdaq National Market on the date of grant or on the date of cancellation. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options. (Section 7 of the Offer)

Q10. WHAT WILL BE THE VESTING PERIOD OF THE REPLACEMENT OPTIONS?

    Twelve percent (12%) of the shares covered by the Replacement Options will vest immediately upon the date of grant and the remaining eighty-eight percent (88%) of the shares covered by the Replacement Options will vest in equal monthly amounts thereafter over the next thirty-six (36) months (assuming your continued employment by or continued service with the Company through such dates).

Q11. WHEN WILL THE REPLACEMENT OPTIONS EXPIRE?

    The Replacement Options will expire ten (10) years after the date of grant (so long as you remain employed by or continue service with the Company).

Q12. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY REPLACEMENT OPTIONS THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

    You will not be able to exercise and sell any portion of the shares subject to the Replacement Options until they vest.

Q13. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, WILL MY ELECTION AFFECT OTHER COMPONENTS OF MY COMPENSATION?

    No. Whether or not you accept or reject the Offer will not affect your compensation in the future. Your acceptance or rejection of the Offer will not result in your becoming more or less likely to receive stock option grants in the future, other than the Replacement Options.

Q14. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

    If you have more than one Eligible Option, then you may exchange some, but less than all, Eligible Options. However, you must exchange all option shares subject to a particular Eligible Option.

In all cases, if you elect to exchange any of your Eligible Options, you must exchange all of your options granted on or after April 11, 2001.

Q15. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

    If you accept the Offer, you will not recognize income for U.S. Federal Income Tax purposes at the time of the exchange or at the time we grant Replacement Options to you. We recommend that you consult with your tax advisor to determine the tax consequences of accepting the Offer.

Q16. WHAT ARE THE TAX CONSEQUENCES OF THE OFFER ON NON-U.S. EMPLOYEES?

    If you are a non-U.S. employee, we recommend that you consult with your tax advisor to determine the tax consequences of the Offer.

Q17. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY REPLACEMENT OPTIONS BE INCENTIVE STOCK OPTIONS?

    All Replacement Options will be nonqualified stock options. (Section 12 of the Offer)

Q18. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?

    We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. As such, if you elect not to exchange your Eligible Options that are incentive stock option, we believe that those options will remain incentive stock options. However, the Internal Revenue Service ("IRS") may characterize our Offer to you as a "modification" of those Eligible Options that are incentive stock options, even if you decline the Offer. A successful assertion by the IRS that such options have been modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of such options to be treated as nonqualified stock options. In order to avoid this risk, we are retaining the right to choose whether or not to accept your Eligible Options for exchange. Accordingly, your Eligible Options (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Options for exchange. We currently expect that we will accept promptly after the expiration date all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn.

    If you choose not to exchange your Eligible Options and you have been granted incentive stock options, we recommend that you consult with your tax advisor to determine the tax consequences of the exercise of those options and the sale of the Common Stock that will result upon exercise. (Section 12 of the Offer)

Q19. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

    The Offer expires on November 15, 2001, at 5:00 p.m., Pacific Standard Time, unless we extend it.

    Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 5:00 p.m., Pacific Standard Time, on November 15, 2001. (Section 13 of the Offer)

Q20. WHAT DO I NEED TO DO?

    Whether or not you accept the Offer, you need to make your election, sign the Election Form and deliver the Election Form to Human Resources at MIPS before 5:00 p.m., Pacific Standard Time, on November 15, 2001 (or a later expiration date if MIPS extends the Offer). The Election Form may be sent via mail, courier, e-mail or facsimile. Human Resources is located at MIPS' corporate headquarters in Mountain View, California, the direct facsimile number is (650) 567-5154, and the e-mail address is trish@mips.com. Election Forms must be received by Human Resources before 5:00 p.m., Pacific Standard Time, on November 15, 2001 (or a later expiration date if MIPS extends the Offer), not merely placed in the mail or other delivery system by the expiration time. If sent by email or facsimile, originals should be promptly sent by mail, courier or hand-delivered and must be received by November 22, 2001.

    If you have questions about delivery, you may contact a member of Human Resources or send an e-mail to trish@mips.com. You should review the Offer to Exchange, the Summary of Terms, the Election Form and all of their attachments before making your election.

    If we extend the Offer beyond November 15, 2001, then you must sign and deliver the Election Form before the extended expiration of the Offer. We may reject any Eligible Options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the Offer, we currently expect to accept all properly exchanged options promptly after 5:00 p.m., Pacific Standard Time, on November 15, 2001 (or a later expiration date if MIPS extends the Offer). If you do not sign and deliver the Election Form before the Offer expires, it will have the same effect as if you rejected the Offer.

Q21. DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

    You may change your previous election at any time before 5:00 p.m., Pacific Standard Time, on November 15, 2001 (or a later expiration date if MIPS extends the Offer). If we extend the Offer beyond that time, you may change your previous election at any time until the extended expiration of the Offer. To change your election, you must deliver a Notice of Change in Election Form to Human Resources before the Offer expires. You may change your election more than once. (Section 4 of the Offer)

Q22. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER

    Nothing. If you do not accept the Offer, you will keep all of your current options, and no changes will be made to your current options. However, if you currently have incentive stock options that are Eligible Options under this Offer and you do not accept the Offer, see Question 18 above. Furthermore, if you do not accept the Offer you will not receive Replacement Options.

Q23. UNDER WHAT CIRCUMSTANCES WOULD THE COMPANY NOT ACCEPT MY OPTIONS

    We currently expect that we will accept promptly after the expiration date all Eligible Options that are properly submitted to be exchanged and the election has not been validly withdrawn. We may, however, reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the exchanged options or to the extent certain conditions exist which in our reasonable judgment makes it inadvisable to proceed with the Offer. (Sections 3, 5 and 6 of the Offer)

Q24. WHAT HAPPENS TO OUR REPLACEMENT OPTIONS IF MIPS MERGES OR IS ACQUIRED PRIOR TO THE DATE THE REPLACEMENT OPTIONS ARE GRANTED?

    If MIPS merges with or is acquired by another entity between November 15, 2001 (or a later expiration date if MIPS extends the Offer) and the date the Replacement Options are granted, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided herein; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between MIPS and the acquiror based on the same principles applied to the handling of the options to acquire MIPS Common Stock that are outstanding at the time of the acquisition. As a result of the ratio in which our Common Stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's stock than the number of shares subject to the Eligible Options that you elected to exchange if no acquisition had occurred. In the event that MIPS acquires another entity, no change will occur with respect to your election to participate in the Offer.

Q25. CAN I CANCEL THE REMAINING PORTION OF AN ELIGIBLE OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

    Yes, the remaining outstanding, unexercised portion of an Eligible Option can be cancelled. The number of shares that are subject to each Eligible Option that is cancelled will be included in a Replacement Option granted no earlier than May 17, 2002 equal to the number of shares that were subject to all Eligible Options that are cancelled.

Q26. AFTER I AM GRANTED REPLACEMENT OPTIONS, WHAT HAPPENS IF THOSE REPLACEMENT OPTIONS END UP UNDERWATER?

    We are conducting this Offer only at this time. This, therefore, is considered a one-time offer and is not expected to be repeated again in the future. As your stock options granted by MIPS generally are valid for up to ten years from the date of initial grant, subject to continued service with the Company, the price of our Common Stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the Replacement Options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE, AND NOTHING CONTAINED IN THIS DOCUMENT OR THE OTHER DOCUMENTS YOU RECEIVE RELATING TO THIS OFFER SHOULD BE INTERPRETED IN ANY WAY AS A CLAIM RELATING TO THE FUTURE PROSPECTS OF THE PRICE OF OUR COMMON STOCK, NOR SHOULD ANY INFERENCE ABOUT SUCH FUTURE PROSPECTS BE INFERRED FROM ANYTHING CONTAINED HEREIN OR THEREIN.

Q27. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

    For additional information or assistance, you should contact Human Resources, Attention Trish Leeper, via e-mail at trish@mips.com or by telephone at (650) 657-5075.

    In addition, there will be company-wide employee meetings to present and discuss the information.

THE OFFER

    Defined terms not explicitly defined in the Offer but defined in the preceding Summary of Terms shall have the same definitions as in the Summary of Terms.

1.  NUMBER OF OPTIONS; EXPIRATION DATE.

    We are offering to grant Replacement Options to purchase our Class A Common Stock ("Common Stock") in exchange for all Eligible Options held by Eligible Participants. Eligible Options are all outstanding options that were granted under the 1998 Plan.

    You may exchange one or more of your Eligible Options, but you may not exchange less than all option shares subject to a particular Eligible Option. However, if you elect to exchange any Eligible Options, you must exchange all Eligible Options granted on or after April 11, 2001. Our Offer is subject to the terms and conditions described in this Offer and the attached Summary of Terms. We will only accept options that are properly elected for exchange and not validly withdrawn in accordance with Section 5 of this Offer before the Offer expires on the "expiration date" as defined below.

    Your Replacement Options will represent the total number of option shares of all your Eligible Options that were cancelled. The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between November 15, 2001 (or a later expiration date if MIPS extends the offer) and the date the Replacement Options are granted. IF, FOR ANY REASON, YOU ARE NOT EMPLOYED BY US FROM THE DATE YOUR ELIGIBLE OPTIONS ARE CANCELLED THROUGH THE GRANT DATE FOR THE REPLACEMENT OPTIONS, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN CANCELLED. PARTICIPATION IN THIS PROGRAM DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US. All Replacement Options will be issued under our 1998 Plan.

    The term "expiration date" of this Offer means 5:00 p.m., Pacific Standard Time, on November 15, 2001, unless and until we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term "expiration date" will refer to the latest time and date at which the Offer expires. See Section 13 of this Offer for a description of our rights to extend, delay, terminate and amend the Offer.

    We will publish a notice if we decide to take any of the following actions:

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  increase or decrease what we will give you in exchange for your Eligible Options;

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  increase or decrease the number of Eligible Options to be exchanged in the Offer; or

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  extend or terminate the Offer.

    If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer for a period of ten (10) business days after the date the notice is published.

    A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Standard Time.

2.  PURPOSE OF THE OFFER.

    Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. By making this Offer, we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

    The Board of Directors has approved this Offer. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial or tax situation.

3.  PROCEDURES.

    Making Your Election.  To make your election to accept or reject this Offer, you must make your election, sign the Election Form and deliver the Election Form and any other required documents to Human Resources at MIPS before the expiration date. If you are a French employee subject to the French Sub-Plan under the 1998 Plan, you must sign the French Version of the Election Form. The Election Form may be sent via mail, courier, e-mail or facsimile. Human Resources is located at MIPS' corporate offices in Mountain View, California, the email address is trish@mips.com, and the fax number is (650) 567-5154. Election Forms must be received by Human Resources before 5:00 p.m., Pacific Standard Time, on November 15, 2001 (or a later expiration date if MIPS extends the Offer), not merely placed in the mail or other delivery system by the expiration time. Election Forms received by email or facsimile will be valid if received by the expiration time even though the originals are not yet received, but only if the originals sent by mail, courier or hand-delivered are received by November 22, 2001. You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be automatically cancelled if MIPS accepts your Eligible Options for exchange. You will be required to return your stock option agreements upon MIPS' request.

    Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notice of Change in Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the exchanged options. Otherwise, we will accept properly and timely elections to exchange options that are not validly withdrawn. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form or Notice of Change in Election Form with respect to any particular options or any particular optionholder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the optionholder exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the election to exchange any options, and no one will be liable for failing to give notice of any defects or irregularities.

    Our Acceptance Constitutes an Agreement.  If you elect to exchange your options according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Options that are properly elected for exchange will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

    Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration date of the Offer all properly and timely made elections to exchange options that have not been validly withdrawn.

4.  CHANGE IN ELECTION.

    You may only change your election by following the procedures described in this Section 4.

    You may change your election at any time before 5:00 p.m., Pacific Standard Time, on November 15, 2001. If we extend the Offer beyond that time, you may change your election at any time until the extended expiration of the Offer.

    To change your election, you must deliver a Notice of Change in Election Form to Human Resources at MIPS before the Offer expires. The Notice of Change in Election Form must be signed by you, have your name on it, and must clearly indicate whether you elect to accept or reject the Offer. The Notice of Change in Election Form may be sent via mail, courier, e-mail or facsimile. Human Resources is located at MIPS' corporate offices in Mountain View, California, the e-mail address is trish@mips.com, and the fax number is (650) 567-5154. Election Forms received by email or facsimile will be valid if received by the expiration time even though the originals are not yet received, but only if the originals sent by mail, courier or hand-delivered are received by November 22, 2001.

    Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Change in Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notice of Change in Election Forms. Our determinations of these matters will be final and binding.

5.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

    On the terms and subject to the conditions of this Offer and as promptly as practicable following the expiration date, we will timely accept the Eligible Options for exchange and cancel all options properly elected for exchange and not validly withdrawn before the expiration date. The Replacement Options will be granted on or after May 17, 2002 (or later dates if MIPS extends the Offer) but, in any event, within two weeks after May 17, 2002 or said later date.

    Your Replacement Options will represent the total number of option shares of all Eligible Options that you exchange. The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between November 15, 2001 (or a later expiration date if MIPS extends the Offer) and the date the Replacement Options are granted. If you are not continuously employed by MIPS through the date the Replacement Options are granted, you will not be eligible to receive a Replacement Option. In addition, no portion of a Replacement Option will be exercisable until it vests. We will give you notice of our acceptance for exchange and cancellation of all Eligible Options validly elected for exchange and not properly withdrawn as of the expiration date. We will notify you on or prior to November 15, 2001 (or a later expiration date if MIPS extends the Offer) if we reject your election. If you are not notified of a rejection and you receive notice of our acceptance for exchange and cancellation of all Eligible Options validly elected for exchange and not properly withdrawn, you may assume that your properly executed and delivered Election Form has been accepted. After we accept Eligible Options for exchange and cancellation, we will send each optionholder who accepted the Offer a letter confirming the Replacement Options that we will grant to the optionholder.

6.  CONDITIONS OF THE OFFER.

    We will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case if at any time on or after October 18, 2001 and before November 15, 2001, or a later expiration date if the Offer is extended, we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange, including, but not limited to, the following:

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  any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the exchanged options, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

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  any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

  (a)
  make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

  (b)
  delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options;

  (c)
  materially impair the benefits we believe we will receive from the Offer; or

  (d)
  materially and adversely affect our business, condition (financial or other), income, operations or prospects;

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  there is:

  (a)
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

  (b)
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

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  another person publicly makes or proposes a tender or exchange offer for some or all of our Class A or Class B Common Stock, or an offer to merge with or acquire us, or we learn that:

  (a)
  any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Class A or Class B Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Class A or Class B Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities Exchange Commission ("SEC") before October 18, 2001;

  (b)
  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before October 18, 2001 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Class A or Class B Common Stock; or

  (c)
  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

  •
  any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

    The Internal Revenue Service may characterize our Offer to you as a modification of those Eligible Options that are incentive stock options, even if you decline the Offer. A successful assertion by the Internal Revenue Service that your Eligible Options have been modified could extend the Eligible Options' holding period to qualify for favorable tax treatment and cause a portion of your Eligible Options to be treated as nonqualified stock options. In order to avoid this risk, we are retaining the right to choose whether or not to accept your Eligible Options for exchange. Accordingly, your Eligible Options (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Options for exchange.

    The conditions to the Offer are for our benefit. We may assert the conditions to the Offer in our discretion before the expiration date and we may waive the conditions to the Offer, other than those subject to applicable law, at any time and from time to time before the expiration date, whether or not we waive any other condition to the Offer.

    Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

    We currently expect that we will accept promptly after the expiration date all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn.

7.  PRICE RANGE OF COMMON STOCK

    Our Common Stock is quoted on the Nasdaq National Market under the symbol "MIPS." The following table shows, for the periods indicated, the high and low close prices per share of our Common Stock as reported by the Nasdaq National Market.

Quarter ended	High	Low
Fiscal Year 2002
September 30, 2001 (through October 15, 2001)	$15.20	$5.88
Fiscal Year 2001
June 30, 2001	$22.23	$13.22
March 20, 2001	$38.38	$21.75
December 31, 2000	$44.06	$24.69
September 30, 2000	$59.63	$36.50
Fiscal Year 2000
June 30, 2000	$55.75	$18.19
March 30, 2000	$90.69	$42.94
December 31, 1999	$63.75	$26.75
September 30, 1999	$45.00	$29.50
Fiscal Year 1999
June 30, 1999	$61.00	$25.50
March 30, 1999	$65.75	$28.25
December 31, 1998	$32.00	$14.84
September 30, 1998	$23.25	$10.63

    As of October 15, 2001, the last reported sale price of our Common Stock, as reported by the Nasdaq National Market, was $7.60 per share.

    We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

    Consideration.  Your Replacement Options will represent the total number of option shares of all Eligible Options that you exchange. The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between November 15, 2001 (or a later expiration date if MIPS extends the Offer) and the date the Replacement Options are granted.

    If we receive and accept exchange of all outstanding Eligible Options, we will grant Replacement Options to purchase a total of approximately 8.8 million shares of our Common Stock. The Common Stock issuable upon exercise of the Replacement Options would equal approximately 23% of the total shares of our Class A and Class B Common Stock outstanding as of October 15, 2001.

    Merger or Acquisition of MIPS.  If MIPS merges with or is acquired by another entity between November 15, 2001 (or a later expiration date if MIPS extends the Offer) and the date the Replacement Options are granted, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided herein; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between MIPS and the acquiror based on the same principles applied to the handling of the options to acquire MIPS' Common Stock that are outstanding at the time of the acquisition. As a result of the ratio in which our Common Stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's stock than the number of shares subject to the Eligible Options that you exchange.

    Terms of Replacement Options.  All Replacement Options will be issued under the 1998 Plan. Replacement Option agreements will be executed between each optionholder who accepts the Offer and MIPS. The Replacement Option agreements will not permit the optionholders to exercise the Replacement Options prior to the time such options vest. The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

    The following description of the 1998 Plan and the Replacement Option agreements is a summary, and is not complete. Replacement Options will be subject to the terms and conditions of the 1998 Plan under which they will be granted and the applicable stock option agreement. For employees subject to a sub-plan under the 1998 Plan, a summary of the terms and conditions of the replacement options are described in Appendix A attached hereto. Additional information about the 1998 Plan may be found in the S-8 Registration Statement and related Prospectus prepared in connection with the 1998 Plan. Please contact the Stock Administrator at ann@mips.com or see our internal web site to request copies of the 1998 Plan, related Prospectus and current form of stock option agreement. Copies will be provided promptly and at our expense. The form of stock option agreement may be changed with the approval of our Board of Directors or our Compensation Committee prior to the date the Replacement Options are granted.

    General.  The 1998 Plan was adopted in May 1998. As of October 15, 2001, there were 9,458,394 shares of Common Stock reserved for issuance under the 1998 Plan. The 1998 Plan permits us to grant options intended to qualify as incentive options under the Internal Revenue Code as well as nonqualified stock options. Each Replacement Option will be a nonqualified stock option.

    Administration.  The Board of Directors administers the 1998 Plan and has delegated administration to the Compensation Committee as the Administrator. The Board of Directors has the authority to construe, interpret and amend the 1998 Plan.

    Term.  The term of each option granted under the 1998 Plan is fixed by the Administrator at the time of grant. The Replacement Options will expire ten (10) years after the date of grant.

    Time of Exercise.  Generally you may exercise the vested portion of a Replacement Option at any time prior to termination of the option. If your employment or service with us terminates for any reason other than your death or permanent disability, generally your post termination exercise period will be three (3) months following your termination date. If your employment or service with us terminates as a result of your permanent disability, generally your post termination exercise period will be twelve (12) months following your termination date. If your employment or service with us terminates as a result of your death, generally your estate or beneficiaries must exercise the vested portion of your Replacement Option within twelve (12) months following your termination date. However, under no circumstances may you exercise the Replacement Option more than ten (10) years from the date of grant.

    Exercise Price.  The Replacement Options will have an exercise price equal to the closing price of the Company's Common Stock as reported on the Nasdaq National Market on the date of grant or, in the case of the Company's executive officers listed on Schedule A, the higher of the closing price of the Company's common stock as reported on Nasdaq National Market on the date of grant or on the date of cancellation. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

    Vesting.  The Board of Directors has the authority to determine the time or times at which options granted under the 1998 Plan will vest and become exercisable. The Board may also accelerate the vesting and exercisability of options. Twelve percent (12%) of the shares covered by the Replacement Options will vest immediately upon the date of grant and the remaining eighty-eight percent (88%) of the shares covered by the Replacement Options will vest in equal monthly amounts thereafter over the next thirty-six (36) months (based on your continued employment by or continued service with the Company through such dates).

    Tax Consequences.  You should refer to Section 12 of the Offer for a discussion of the U.S. Federal Income Tax consequences of the Replacement Options and the Eligible Options, as well as the consequences of accepting or rejecting the Replacement Options under this Offer to Exchange. If you are a non-U.S. employee, we recommend that you consult with your tax advisor to determine the tax consequences of the Offer.

    Registration of Option Shares.  All shares of Common Stock issuable upon exercise of options under the 1998 Plan, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933, as amended, on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of MIPS, you will be able to sell your Replacement Option shares free of any transfer restrictions under applicable securities laws.

9.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE OPTIONS.

    A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of October 15, 2001, our executive officers and non-employee directors (ten (10) persons) as a group held options outstanding under the 1998 Plan and the Directors' Stock Option Plan (collectively, the "Option Plans") to purchase a total of 2,713,961 shares of our Common Stock. This represented approximately 30% of the shares subject to all options outstanding under the Option Plans and awards made outside of the Option Plans as of that date.

    The following are, to the best of our knowledge, the only transactions that members of our board of directors, our executive officers or the affiliates of any of our directors or officers engaged in that involved options to purchase our Common Stock or involved a purchase of our Common Stock during the 60 days prior to this Offer to Exchange:

  •
  Kevin Meyer, our Vice President, Marketing was issued an option grant on October 16, 2001 to purchase 150,000 shares of Common Stock under the 1998 Plan at a per share price of $8.05.

10. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER.

    Eligible Options that have been granted under the 1998 Plan and that we acquire in connection with the Offer will be cancelled and the shares of Common Stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the 1998 Plan without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our Common Stock is then quoted or listed.

11. LEGAL MATTERS; REGULATORY APPROVALS.

    We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and to issue Replacement Options is subject to conditions, including the conditions described in Section 6 of the Offer.

12. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

    The following is a general summary of the material U.S. Federal Income Tax consequences of the exchange of options under the Offer. If you are a non-U.S. employee, we recommend that you consult with your tax advisor to determine the tax consequences of the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of optionholders.

    If you exchange outstanding incentive or nonqualified stock options for Replacement Options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

    At the date of grant of the Replacement Options, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

    The Replacement Options will be nonqualified stock options and will not be eligible for favorable tax treatment applicable to incentive stock options.

    Federal Income Tax Consequences of Incentive Stock Options.  You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for Replacement Options.

    All Replacement Options you are granted will be nonqualified stock options. Unlike incentive stock options, nonqualified stock options are not eligible for favorable tax treatment applicable to incentive stock options.

    We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. However, if you choose not to accept this Offer, it is possible that the IRS would assert that your right to exchange your Eligible Options that are incentive stock options under this Offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

    Under current law, you should not have realized taxable income when incentive stock options, if applicable, were granted to you under our 1998 Plan. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in our 1998 Plan and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

    If you sell Common Stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the Common Stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted and (b) more than one year after the date the incentive stock option was exercised.

    If the disposition of the Common Stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the Common Stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short term capital gain, depending on whether or not the Common Stock was sold more than one year after the option was exercised.

    If you pay the exercise price of an incentive stock option by returning shares of Common Stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the Common Stock returned to pay the exercise price will be treated as having a substituted tax basis for an equivalent number of shares of Common Stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the Common Stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash. If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

    If you sell Common Stock you received when you exercised an incentive stock option in a qualifying disposition, the Company will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, Common Stock you received when you exercised an incentive stock option, the Company will be entitled to a deduction equal to the amount of compensation income taxable to you.

    Federal Income Tax Consequences of Nonqualified Stock Options.  Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. The Company will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

    If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, unless the shares were acquired pursuant to the exercise of an incentive stock option and the applicable holding periods summarized above were not met, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

    The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and this capital gain or loss will be treated as long term capital gain or loss if you held the shares for more than one year following exercise of the option.

    We recommend that you consult your tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer.

13. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

    We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any options surrendered or exchanged by announcing the extension and giving oral or written notice of the extension to the optionholders.

    Prior to the expiration date, in order to terminate or amend the Offer, we may postpone accepting for cancellation any Eligible Options if any of the conditions specified in Section 6 of the Offer occur. In order to postpone the accepting for cancellation of any Eligible Option, we must announce the postponement and give oral or written notice of the postponement to the optionholders. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

    As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to optionholders or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the Offer.

    We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, the amendment must be issued no later than 9:00 a.m., Pacific Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to the Offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

    If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

  •
  increase or decrease what we will give you in exchange for your Eligible Options; or

  •
  increase or decrease the number of Eligible Options to be exchanged in the Offer.

    If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten (10) business days after the date the notice is published.

14. FEES AND EXPENSES.

    We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange such options pursuant to this Offer.

15. INFORMATION ABOUT MIPS

    Our principal executive offices are located at 1225 Charleston Road, Mountain View, California 94043 and our telephone number is (650) 567-5000. A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Our web site address is www.MIPS.com. The information on our web site is not a part of this Offer.

    MIPS is a leading provider of industry-standard processor architectures and cores for digital consumer and network applications. The company drives the broadest architectural alliance that is delivering 32- and 64-bit embedded RISC solutions. The company licenses its intellectual property to semiconductor companies, ASIC developers and system OEMs. MIPS and its licensees offer the widest range of robust, scalable processors in standard, custom, semi-custom and application-specific products. Information concerning the Company's business including its background, network, markets and applications, products, research and development, sales and marketing, intellectual property, competition and employees, as well as the financial information, included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2001 is incorporated by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 17—"Additional Information."

    Set forth below is a selected summary of our financial information. The selected historical consolidated balance sheets and consolidated statements of operations data for the years ended June 30, 2001, 2000 and 1999 should be read together with our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2001.

MIPS TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,
	2001	2000
ASSETS
Current assets:
Cash and cash equivalents	$116,520	$84,359
Accounts receivable	6,443	9,175
Prepaid expenses and other current assets	7,720	8,002

Total current assets	130,683	101,536
Equipment and furniture, net	8,089	6,742
Other assets	1,661	974

	$140,433	$109,252

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,184	$2,270
Accrued liabilities	10,472	10,180
Deferred revenue	4,069	4,598

Total current liabilities	17,725	17,048
Stockholders' equity:
Class A common stock, $0.001 par value: 150,000,000 shares authorized; 13,876,041 and 13,376,818 shares outstanding at June 30, 2001 and 2000, respectively, net of 5,317 and zero reacquired shares at June 30, 2001 and 2000, respectively	14	13
Class B common stock, $0.001 par value: 100,000,000 shares authorized; 25,063,461 and 25,069,759 shares outstanding at June 30, 2001 and 2000 respectively, net of 6,298 and zero reacquired shares at June 30, 2001 and at June 30, 2000, respectively	25	25
Additional paid-in capital	175,520	153,627
Accumulated other comprehensive (loss)	(615)	(191)
Accumulated deficit	(52,236)	(61,270)

Total stockholders' equity	122,708	92,204

	$140,433	$109,252

MIPS TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Years ended June 30,
	2001	2000	1999
Revenue:
Royalties	$41,931	$55,828	$59,385
Contract revenue	42,978	34,011	12,325
Total revenue	84,909	89,839	71,710
Costs and expenses:
Cost of contract revenue	250	750	125
Research and development	33,902	28,104	21,069
Sales and marketing	15,833	10,354	7,359
General and administrative	9,007	7,781	7,002
Total costs and expenses	58,992	46,989	35,555
Operating income	25,917	42,850	36,155
Other income (expense), net	6,287	3,896	1,614
Income before income taxes and the cumulative effect of change in accounting principle	32,204	46,746	37,769
Provision for income taxes	12,401	19,633	15,108
Income before cumulative effect of change in accounting principle	19,803	27,113	22,661
Cumulative effect of change in accounting principle, net of tax benefit of $494	(741)	—	—
Net income	$19,062	$27,113	$22,661
Per basic share amounts:
Net income before cumulative effect of change in accounting principal	$0.51	$0.71	$0.61
Cumulative effect of change in accounting principle	$(0.02)	—	—
Net income per basic share	$0.49	$0.71	$0.61
Per diluted share amounts:
Net income before cumulative effect of change in accounting principle	$0.49	$0.68	$0.58
Cumulative effect of change in accounting principle	$(0.02)	—	—
Net income per diluted share	$0.47	$0.68	$0.58
Shares used in computing basic net income per share	38,716	38,030	37,258
Shares used in computing diluted net income per share	40,309	39,912	38,762
Pro forma amounts assuming the change in accounting principle was applied retroactively (unaudited):
Total revenue	$84,909	$92,892	$67,421
Net income	$19,803	$28,884	$20,088
Net income:
Per basic share	$0.51	$0.76	$0.54
Per diluted share	$0.49	$0.72	$0.52

    The financial information included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2001 is incorporated by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 17—"Additional Information."

16. RISK FACTORS

    Information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2001 is incorporated by reference. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

17. ADDITIONAL INFORMATION.

    We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

  (a)
  our Annual Report on Form 10-K for our fiscal year ended June 30, 2001, filed with the SEC on September 24, 2001 and

  (b)
  our definitive proxy statement for our 2001 Annual Meeting of Stockholders, filed with the SEC on September 24, 2001.

    The SEC file number for these filings is 000-24487. These filings, our other annual, quarterly and current reports, our proxy statement and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

    You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

    Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

    Our Common Stock is quoted on the Nasdaq National Market under the symbol "MIPS," and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

    We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Sandy Creighton, Secretary
MIPS Technologies, Inc.
1225 Charleston Road
Mountain View, CA 94043

or by telephoning us at (650) 567-5000 between the hours of 9:00 a.m. and 5:00 p.m., Mountain View, California local time.

    As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

    The information contained in this Offer about MIPS should be read together with the information contained in the documents to which we have referred you.

18. MISCELLANEOUS.

    If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

    The Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from MIPS is limited to this document and the attached Summary of Terms.

MIPS Technologies, Inc. October 18, 2001

SCHEDULE A

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF MIPS

    The directors and executive officers of MIPS and their positions and offices as of October 18, 2001, are set forth in the following table:

Name	Age	Principal Occupation/Position Held With the Company
John E. Bourgoin	55	Chief Executive Officer, President and Director
Kenneth L. Coleman	59	Director
Fred M. Gibbons	51	Director
Anthony B. Holbrook	62	Director
William M. Kelly	48	Director
Sandy Creighton	48	Vice President, General Counsel and Secretary
Kevin C. Eichler	42	Vice President, Chief Financial Officer and Treasurer
Derek Meyer	41	Vice President, Worldwide Field Operations
Victor Peng	41	Vice President, Engineering
Kevin J. Meyer	49	Vice President, Marketing

    The address of each director and executive officer is c\o MIPS Technologies, Inc., 1225 Charleston Road, Mountain View, CA 94043.

    With the exception of the following biography for Kevin J. Meyer, the biographies for each of our officers and directors as set forth in our Annual Report on Form 10-K for the fiscal year ended June 30, 2001 are incorporated by reference herein.

    Kevin J. Meyer has served as our Vice President, Marketing since August 2001. Prior to joining us and since 1998, Mr. Meyer served as Vice President of Business Development for Chartered Semiconductor Manufacturing Ltd. Prior to joining Chartered Semiconductor and since 1983, Mr. Meyer held various positions including Vice President and Director of Market Development at Motorola, Inc.

APPENDIX A

MIPS TECHNOLOGIES, INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS

THE OFFER EXPIRES AT 5:00 PM., PACIFIC STANDARD TIME,
ON NOVEMBER 15, 2001, UNLESS THE OFFER IS EXTENDED

APPENDIX FOR PARTICIPANTS IN
THE FRENCH SUB-PLAN
COVERED UNDER
RULES OF THE MIPS TECHNOLOGIES, INC. 1998 LONG-TERM INCENTIVE
PLAN FOR FRENCH EMPLOYEES

    MIPS Technologies, Inc. ("MIPS" or the "Company") is offering eligible participants the opportunity to exchange all outstanding stock options to purchase shares of our Class A Common Stock (the "Eligible Options") for replacement options to purchase our Class A Common Stock ("Common Stock"). If you wish to accept this offer, you must exchange all of your Eligible Options that we granted to you on or after April 11, 2001.

    We are making this offer upon the terms and subject to the conditions described in the "Offer to Exchange" and in the attached Summary of Terms (which together, as they may be amended from time to time, constitute the "Offer") as modified to be in compliance with the French Sub Plan.

    The following are answers to some of the questions that you, as a French employee, may have about the Offer. We urge you to read carefully the remainder of the Offer and accompanying documents because the information in this summary is not complete.

Q1.
WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

    The Replacement Options will be granted on or shortly after May 17, 2002 (or a later date if MIPS extends the Offer) or, immediately following the end of the closed period should the grant date fall within a closed period. A closed period is described as:

  •
  Ten quotation days preceding and following the publication of the consolidated financial statements;

  •
  The period commencing from the date on which corporate representatives of MIPS have disclosed information which could, if disclosed to the public, significantly impact the quotation of the shares of Common Stock of the Company, until ten days after the day such information is disclosed to the public.

Q2.
WHAT WILL BE THE EXERCISE PRICE OF THE REPLACEMENT OPTIONS?

    The Replacement Options for French Employees will have an exercise price the higher of either 80% of the average quotation price of such Common Stock during the 20 days of quotation immediately preceding the Grant Date or the minimum Option price permitted under the U.S. Plan.

Q3.
WHAT WILL BE THE VESTING PERIOD OF THE REPLACEMENT OPTIONS?

    Replacement Options for French Employees will vest in the same manner as provided under the U.S. Plan.

Q4.
WHEN WILL THE REPLACEMENT OPTIONS EXPIRE?

    The Replacement Options for French Employees will expire in nine years and six months. This term can only be extended in the event of the death of the French Optionee, and in no event will the term of the Option exceed 10 years.

Q5.
WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

    If you accept the Offer, cancellation of underwater options will not be a taxable event.

Q6.
WHAT WILL BE THE TERM OF MY EXERCISE DATE FOR THE REPLACEMENT OPTIONS?

    The new options granted in exchange of the cancelled ones will be deemed an entirely new grant and the current four-year hold period will start to run from the date of the new grant. The new grant will be made pursuant to a French qualified plan and will be subject to the holding period applicable to French qualified options under French law on the Grant Date according to section 163 bis C of the French tax code. This period is currently four years.

Q7.
WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

    For additional information or assistance, you should contact Human Resources via email at rena@mips.com or by telephone:

        Rena Creager, (650) 567-5019

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MIPS TECHNOLOGIES, INC. 1225 CHARLESTON ROAD MOUNTAIN VIEW, CA 94043 (650) 567-5000
OFFER TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE CLASS A COMMON STOCK OCTOBER 18, 2001
MIPS TECHNOLOGIES, INC. OFFER TO EXCHANGE OUTSTANDING OPTIONS THE OFFER EXPIRES AT 5:00 P.M., PACIFIC STANDARD TIME, ON NOVEMBER 15, 2001, UNLESS THE OFFER IS EXTENDED
IMPORTANT
TABLE OF CONTENTS
SUMMARY OF TERMS
THE OFFER
MIPS TECHNOLOGIES, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except share data)
MIPS TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)
SCHEDULE A INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF MIPS